Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this March 7, 2024 (the “Execution Date”), by and among Telesaurus Holdings GB LLC, a Delaware limited liability company (“Telesaurus”); Skybridge Spectrum Foundation, a Delaware non-profit corporation (“Skybridge”, and collectively with Telesaurus, “Seller”); NextNav Inc., a Delaware corporation (“NextNav”), and Progeny LMS, LLC, an Indiana limited liability company (“Buyer”) and wholly owned subsidiary of NextNav.  Seller, Buyer and NextNav are collectively the “Parties” and individually a “Party.”

WHEREAS, Telesaurus is the holder of certain Multilateration Location and Monitoring Service (“M-LMS”) licenses (the “Licenses”) issued by the Federal Communications Commission (the “FCC” or “Commission”) that authorize wireless radio operations in four megahertz of spectrum in the 904.000-906.000 MHz and 907.750-909.750 MHz frequency segments, as set forth in Exhibit A attached hereto.

WHEREAS, Skybridge and Telesaurus continue to prosecute a petition for reconsideration, dated December 20, 2017 (the “Skybridge Petition”) seeking reinstatement of 129 M-LMS spectrum licenses, 128 of which were previously held by Skybridge and one of which was previously held by Telesaurus, that were terminated by the FCC in 2017 (“Skybridge Spectrum”), as set forth in Exhibit B attached hereto.

WHEREAS, Susan L. Uecker has been appointed as Receiver (“Receiver”) on behalf of Seller pursuant to that certain Order Appointing Receiver After Hearing and Preliminary Injunction (together with any further orders and instructions which have been issued and may be issued in the future in connection therewith by the Alameda Court, the “Receivership Order”), entered by the Superior Court of the State of California, County of Alameda (such court, or successor court supervising the Receiver, the “Alameda Court”) on November 16, 2015 (Case No. 2002-070640) (together with any further proceedings in connection therewith by the Alameda Court, the “Receivership Case”).

WHEREAS, among other things, Seller proposes to sell to Buyer, and Buyer proposes to buy from Seller, upon receipt by the Parties of certain FCC approvals (as described herein), Seller’s right, title and interest in the Licenses (and, if applicable Skybridge Spectrum, as described herein) as provided herein.

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the Parties agree as follows:

1. -  PURCHASE AND SALE.

A.               Licenses Subject to Sale.  Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing (as defined in Section 7), all of Seller’s right, title and interest to the Licenses in their current form.

1

B.               Renewal Applications.  The Parties acknowledge that all of the Licenses are subject to pending renewal applications filed with the FCC (the “Renewal Applications”).  The Parties acknowledge and agree that Buyer’s and/or NextNav’s obligation to make any payments hereunder is not subject to the grant of the Renewal Applications, except as otherwise expressly agreed.

C.               Purchase Price.  NextNav and/or the Buyer agrees to pay to Telesaurus a purchase price (the “Purchase Price”) for the Licenses of $2,499,900 in cash and $27,500,100 in NextNav Shares (as defined below) to be paid as follows:

1.               $2,499,900 in cash by wire transfer to an account specified by Telesaurus at least two (2) business days prior to the due date of such payment, to be paid no later than thirty (30) days following the issuance of the Alameda Court Approval (as hereinafter defined);

2.               $7,500,000 in shares of NextNav Shares, the number of shares to be determined as provided herein (the “Interim Closing Payment”), to be issued upon the earlier to occur of the granting by the FCC of the Assignment Application (as defined below) by Final Order or November 15, 2024; and

3.               $20,000,100 in shares of NextNav Shares, the number of shares to be determined as provided herein (the “Closing Payment”), to be issued upon assignment of the Licenses at the Closing, within thirty (30) days following the grant by Final Order of the Assignment Application.

D.               Determination of Number of NextNav Shares.  Whenever a payment is to be made under this Agreement in the form of NextNav Shares, the payment shall be made in NextNav’s common stock, $0.0001 par value, trading on the Principal Market (as defined below) under the symbol “NN” (“NextNav Shares”), with the dollar amount of the payment being divided by the twenty (20)-day trailing VWAP (as defined below) price (as reasonably determined by Buyer) of the NextNav Shares calculated as of the date one trading day prior to the respective dates of issuance of such NextNav Shares.

For purposes of this Agreement, “VWAP” shall mean, for any security for any range of dates, the dollar volume-weighted average price for such security on the Principal Market for trades made during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, on the dates spanning the relevant range, as reported by Bloomberg through its “HP” function set to weighted average or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day.  If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP contribution of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by NextNav. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

2

For purposes of this Agreement, the “Principal Market” shall mean the Nasdaq Capital Market or such other United States registered national securities exchange on which shares of NextNav common stock is listed or quoted for trading on the date in question.

E.               Other Liabilities.  Buyer is not assuming and shall not assume any obligation or liability of Seller with respect to the Licenses.

F.               Registration.  NextNav will file one or more registration statements to register the NextNav Shares issued under this Agreement, including NextNav Shares issued in connection with payment of the Interim Closing Payment, the Closing Payment and the Additional Payment, in order to have the applicable registration statements effective as set forth in a Registration Rights Agreement between NextNav and Telesaurus, being entered into substantially concurrently with this Agreement (the “Registration Rights Agreement”).

G.               Additional Payment.  Upon the satisfaction of the Additional Payment Condition (as defined in Section 10), NextNav and/or the Buyer shall pay Telesaurus an additional $20,000,000 in NextNav Shares (the “Additional Payment”), to be paid no later than thirty (30) days following the release by the FCC of an order or decision affording Buyer any ability to utilize M-LMS spectrum for purposes currently not permitted by their existing authorizations (the “FCC Flexibility Decision”) thereby triggering the Additional Payment Condition.

H.               Stockholder Approval.  Notwithstanding anything herein to the contrary, NextNav shall not issue any NextNav Shares payable hereunder to the extent that the issuance of any such NextNav Shares, when combined with the number of NextNav Shares issued hereunder prior to such issuance, would cause NextNav to exceed the aggregate number of shares that NextNav is permitted to issue without breaching NextNav’s obligations under NASDAQ Listing Rule 5635, any successor rule, or any similar rule of the Principal Market (the “Exchange Cap”). The Exchange Cap shall not apply in the event that, prior to the expected issuance of any such NextNav Shares, NextNav obtains the requisite approval of its stockholders as required under NASDAQ Listing Rule 5635 or any similar rule of the Principal Market for any issuances of NextNav Shares in excess of the Exchange Cap. In the event that, as a result of the Exchange Cap, NextNav is unable to issue any portion of the NextNav Shares that would otherwise be payable hereunder, on the date any such payment is due, (i) NextNav shall issue to Telesaurus the maximum number of NextNav Shares permitted to be issued without breaching the Exchange Cap (as reasonably determined by NextNav in good faith and calculated in accordance with Section 1.D. hereof), and (ii) for any remaining amounts payable, NextNav or Buyer shall pay to Telesaurus, in immediately available funds by wire transfer to an account designated in writing by Telesaurus, an amount equal to the value of the NextNav Shares payable hereunder, less the aggregate value of any NextNav Shares actually issued to Telesaurus on any such date.

I.               Skybridge Spectrum.  In the event of any grant of the Skybridge Petition, Skybridge also agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Skybridge, for no additional consideration beyond the Purchase Price, all of Skybridge’s right, title and interest to Skybridge Spectrum (as further described in Section 11).

3

2. -  COVENANTS AND AGREEMENTS.

A.               Covenants of Seller.  Seller covenants and agrees from and after the Execution Date to and including the Closing Date as follows:

1.             Seller shall use reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and without limiting the generality of the foregoing, use reasonable best efforts to obtain all necessary approvals, consents, and other authorizations required under this Agreement.

2.          Seller shall (a) maintain the Licenses in full force and effect and shall not take any action that might have a material adverse effect on the Licenses or Seller’s ability to consummate the transactions contemplated by this Agreement (and without limiting the foregoing, Seller shall pay applicable taxes and regulatory fees relating to the Licenses and file required regulatory reports with the FCC, and otherwise comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Licenses and the transactions contemplated by this Agreement); (b) not (i) take or agree to take any action that would cause or be reasonably likely to cause any of the representations or warranties of Seller to be inaccurate in any respect, at, or as of any time prior to, the Closing Date, or (ii) omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and (c) use reasonable efforts to remove any claims, interests and encumbrances (“Liens”) of which it becomes aware, and not sell, dispose, encumber or permit the sale, disposal or encumbrance of the Licenses other than in connection with the transactions contemplated by this Agreement, or solicit inquiries or proposals, furnish any non-public information or initiate or participate in any negotiations or discussions whatsoever with respect thereto.

3.               Seller shall (i) ensure that all employees, subscribers and any other persons under the control of, or authorized by, Seller shall not operate on the frequencies associated with the Licenses (“Frequencies”) on or after the Closing Date, (ii) use reasonable efforts to terminate the rights of any persons to operate on the Frequencies pursuant to the authority provided by the Licenses on or after the Closing Date, and (iii) notify Buyer promptly as soon as it becomes aware of any persons operating on the Frequencies pursuant to the authority provided by the Licenses prior to the Closing Date.

4.               Seller shall not take any action that would be reasonably likely to have a material adverse effect on the Skybridge Petition or the Renewal Applications and, subject to Section 11.B, Seller shall continue to prosecute and pursue the grant of the Skybridge Petition and the Renewal Applications.

B.               Covenants of NextNav and Buyer.  NextNav and Buyer, as applicable, covenant and agree from and after the Execution Date to and including the Closing Date and thereafter as follows:

1.               NextNav and Buyer shall use reasonable best efforts to cause the transactions contemplated by this Agreement, the Registration Rights Agreement, and any other agreements executed in connection with same (collectively, the “Transaction Documents”) to be consummated in accordance with the terms hereof, and without limiting the generality of the foregoing, use reasonable best efforts to obtain all necessary approvals, consents, and other authorizations required in connection with the Transaction Documents and the transactions contemplated hereby; provided, however, that nothing in the Transaction Documents shall require Buyer to agree or take any actions to dispose of, encumber, surrender, make payments with respect to or accept any restrictions, limitations or conditions on its use of any of Buyer’s currently held licenses other than those restrictions, limitations or conditions currently in effect with respect to such licenses.

2.               Neither Buyer nor NextNav shall take any action that might (a) have a material adverse effect on Buyer’s or NextNav’s ability to consummate or (b) materially delay the consummation of the transactions contemplated by the Transaction Documents.

3.               After Closing, Buyer shall be solely responsible for compliance with the FCC rules and regulations, or with any other state or local laws, rules or regulations, associated with construction or operation under the Licenses, and Buyer shall be responsible for the applicable taxes and regulatory fees relating to the Licenses and the filing of all required regulatory reports with the FCC relating to the Licenses.

4

4.               In accordance with the requirements of the Exchange Act (as defined below), NextNav shall promptly, and no later than four (4) business days after the date of this Agreement, file a Current Report on Form 8-K (the “Transaction Form 8-K”) with the U.S. Securities and Exchange Commission (the “SEC”) disclosing the material terms of the transactions contemplated by the Transaction Documents, and attaching as exhibits thereto (or to NextNav’s subsequent Quarterly Report on Form 10-Q, as permissible) all required agreements relating to the transactions contemplated by the Transaction Documents, in each case as and to the extent required under applicable rules and regulations of the SEC and applicable law, including the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). NextNav and Buyer shall give Telesaurus a reasonable opportunity to review and comment on the Transaction Form 8-K prior to filing.

C.               Court Approval Matters.  Seller shall file with the Alameda Court, within ten (10) business days after the Execution Date, applications or stipulations for approval by the Alameda Court of the terms and conditions of the sale contemplated hereby, including approval of the definitive agreements pertaining thereto.  Each of the Parties shall use reasonable best efforts to take or cooperate in the taking of all steps which are reasonably necessary or appropriate to expedite the prosecution and favorable consideration of such applications.  Seller shall keep Buyer reasonably informed as to the status of any such communications with the Alameda Court.  All Alameda Court or other related filing fees, if any, are the obligation of Seller.  As part of such filing with the Alameda Court, Seller shall seek an order of the Alameda Court in a form reasonably acceptable to Buyer (an “Alameda Court Proposed Order”), that the Licenses would be transferred to Buyer free and clear of all Liens.

D.               Bankruptcy Court Approval.  Except as expressly set forth herein, if any petition for bankruptcy has been filed by or against any Seller, then this Agreement shall terminate and the Parties shall have no further obligations under this Agreement, unless (i) (A) if it is an involuntary bankruptcy petition, such petition shall have been dismissed, denied or rejected in an order (the “Denial Order”) by the bankruptcy court with jurisdiction over such petition (the “Bankruptcy Court”), entered within ninety (90) days of filing of the involuntary petition or (B) if it is a voluntary bankruptcy petition commencing a voluntary bankruptcy case, such bankruptcy case shall have been dismissed (the “Voluntary Dismissal Order”), or the Receiver or the debtor shall have been authorized by the Bankruptcy Court to promptly close with Buyer on the transactions contemplated pursuant to this Agreement, within ninety (90) days after the filing of the bankruptcy case pursuant to an order by the bankruptcy court with jurisdiction over the case, in a form reasonably acceptable to Buyer (a “Sale Approval Order” and interchangeably with the Denial Order and the Voluntary Dismissal Order, the “Bankruptcy Court Order”); and (ii) following the issuance of the Bankruptcy Court Order:  (A) no request for stay of the Bankruptcy Court Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or rule, it has passed, including any extensions thereof; (B) no petition for rehearing or reconsideration of the Bankruptcy Court Order is pending before the Bankruptcy Court and the time for filing any such request has passed; and (C) the Bankruptcy Court Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed (the “Bankruptcy Conditions”).  In the event of the filing of a voluntary bankruptcy petition by Seller, the Receiver shall, within twenty (20) days after such filing, file under Bankruptcy Code Section 543(c)(1) with the bankruptcy court having jurisdiction over the case and use commercially reasonable efforts to prosecute a motion (the “Sale Motion”) seeking (i) entry of the Sale Approval Order, and (ii) if the Sale Approval Order provides for a sale under Bankruptcy Code Section 363 (as opposed to relief from the automatic stay to enable the sale to proceed under the jurisdiction of the Alameda Court), providing for appropriate bidding protections (including a three percent (3%) break-up fee and an expense reimbursement in the event of a successful overbid) for the Buyer prior to any auction process (the “Bid Procedures Order”).  The Seller will take no action to sell the assets that are the subject of this Agreement to a third party without first obtaining the Bid Procedures Order.  The Receiver shall have no obligation to seek any other Bankruptcy Court Order other than the Sale Approval Order and the Bid Procedures Order in the context of a voluntary bankruptcy filing by Seller, in the event any voluntary or involuntary bankruptcy petition is filed against or by Seller, and would only do so in her sole and absolute discretion, and (y) if the Receiver shall fail to file the Sale Motion within twenty (20) days following the filing of a bankruptcy petition by or against Seller, then this Agreement shall be terminable by the Buyer.  No Party shall have an obligation to file appeals, motions for reconsideration or any other similar pleadings or requests with respect to any Bankruptcy Court Order (including, without limitation, a Sale Approval Order and the Bid Procedures Order), that is denied by the applicable governmental authority, or to pursue or defend appeals or motions to reconsider or similar pleadings or requests filed by any person or entity in connection with any Bankruptcy Court Order (including, without limitation, a Sale Approval Order and the Bid Procedures Order).  Buyer shall have a reasonable opportunity to review and comment upon all filings with the Bankruptcy Court made under this Section, and such filings shall be reasonably acceptable in form and substance to Buyer.

5

E.               FCC Matters.  The Parties shall file with the FCC, within thirty (30) days following the issuance of the Alameda Court Approval, an application (the “Assignment Application”), seeking approval of the transfer and assignment of the Licenses to Buyer.  The Assignment Application will include appropriate waiver requests, including the Section 90.353 Waiver (as defined below) as reasonably requested by and substantially prepared by Buyer (FCC approval of the Assignment Application, free of any materially adverse conditions, and including grant of such waiver requests being referred to herein collectively as the “FCC Approvals”).  Each of the Parties shall diligently take or cooperate in the taking of all steps that are reasonably necessary or appropriate to expedite the prosecution and favorable consideration of the Assignment Application and the Renewal Applications.  The Parties agree to consult and coordinate with one another as to the approach to be taken with the FCC with respect to obtaining any necessary consent or authority to the transactions contemplated hereby and the grant of the Assignment Application and the Renewal Applications.  Each Party shall retain the right to communicate with the FCC staff about the Assignment Application or Renewal Applications without requiring the other Party to be present, and each of the Parties shall keep the other Party reasonably informed as to the status of any such communications with the FCC.  Buyer shall be responsible, at its own cost and expense, for filing all necessary documents and applications with the FCC to obtain the FCC Approvals to acquire each of the Licenses; provided that the Seller, at its own cost and expense, shall, upon reasonable request from time to time from the Buyer, use commercially reasonable efforts to assist the Buyer with obtaining the FCC Approvals as soon as reasonably practicable.

F.               “AS IS” Transaction.  Buyer hereby acknowledges and agrees that, except as otherwise set forth in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Licenses and the Receivership Case.  Buyer further acknowledges that, at or prior to the Closing Date, Buyer shall have conducted an independent inspection, review, examination and investigation of the publicly available information about the Licenses, the Receivership Case, and all publicly-available information concerning matters relating thereto as Buyer deems necessary or appropriate in proceeding with its acquisition of the Licenses.  With the exception of the representations and warranties set forth in this Agreement, if any, and subject to satisfaction of the conditions precedent including receipt of the FCC Approvals, (i) Buyer shall acquire the Licenses based solely upon such independent inspection and investigation of the publicly available information about the Licenses and the Receivership Case, and (ii) Buyer will accept the Licenses on the Closing Date “AS IS, WHERE IS AND WITH ALL FAULTS.”

3. -  REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller hereby represents and warrants to Buyer as follows:

A.               Organization.  Telesaurus is a limited liability company validly existing and in good standing under the laws of the State of Delaware.  Skybridge is a 501(c)(3) tax exempt non-profit non-stock Delaware corporation.

B.               Authority.  Subject to obtaining Alameda Court Approval and the FCC Approvals (the “Required Consents”), the execution, delivery and performance of this Agreement by Seller has been duly and validly authorized under the Receivership Order, and this Agreement has been duly executed and delivered by Seller.  Subject to obtaining the Required Consents, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general equitable principles.

C.               No Conflict.  Except for the Required Consents, neither the execution and delivery of this Agreement, nor the performance by Seller of the transactions contemplated hereby will, to Seller’s knowledge, result in a default or create a Lien under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any person, entity, or governmental authority under any law to which Seller or the Licenses are subject.

D.               No Third-Party Consents.  To Seller’s knowledge, except for the Required Consents, no consent, approval, order or authorization of, or registration, declaration or filing with any third party is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the performance of Seller’s obligations hereunder.

6

E.              License Validity; No Revocation or Termination.  The Seller has not received and is otherwise not aware of any adverse notice, ruling or other statement (written or oral) from the FCC indicating that the FCC might deny the Renewal Applications or otherwise terminate the Licenses for noncompliance with any of the FCC’s rules including, but not limited to, the buildout requirements that were originally applied by the FCC to the Licenses.

F.              Seller’s Knowledge.  When used in this Agreement, the term “to Seller’s knowledge” or words of similar import shall mean the actual, and not constructive, knowledge of the Receiver, without any duty of inquiry or investigation.

G.              Actions by Receiver or Seller.  Neither Receiver nor Seller has taken (and except as otherwise permitted under Section 14(B) below in the case of clause (ii) of this paragraph with respect to control of the Seller neither will take) any action to (i) place any encumbrances, leases or Liens on the Licenses; (ii) create any legal obligation of Seller, absolute or contingent, to any other person or entity to sell, transfer, assign or otherwise convey the Licenses or any interest therein to any other person or entity; (iii) authorize persons other than Seller to operate radio systems on the Frequencies pursuant to the Licenses; (iv) subject the Licenses to any agreement in which Seller has agreed to permit interfering uses relating to use of the spectrum covered or to be covered by the Licenses, or any agreement providing for the present or future lease, use, reservation, modification, restriction or dedication or any encumbrance of the Licenses, including any license lease or capacity agreement, any right of first refusal or option to purchase, except solely with or in favor of the Buyer as specifically described herein.

H.               Exclusivity.  Prior to the first to occur of the Closing Date or termination of this Agreement in accordance with its terms (the “Exclusivity Period”), neither Seller nor any of its agents, employees, advisors or representatives (collectively, “Representatives”) will, directly or indirectly, solicit, initiate, entertain or agree to any proposals or offers from any other person or entity relating to a sale, transfer or other transaction of any type involving any or all of the Licenses (a “Third-Party Transaction”).  Furthermore, neither Seller nor any of its Representatives will participate with any other person or entity in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or otherwise cooperate with, facilitate or encourage, any effort or attempt by any person or entity to seek or agree to, a Third-Party Transaction (and the Seller and its Representatives will immediately terminate any such discussions, negotiations or diligence exercises that are taking place as of the Execution Date).

4. -  REPRESENTATIONS AND WARRANTIES OF BUYER AND NEXTNAV.  Buyer and NextNav hereby represent and warrant (as applicable) to Seller as follows:

A.               Organization.  NextNav and each of its subsidiaries, including Buyer, have been duly organized and are validly existing and in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect.

B.               Authority.  NextNav has all corporate right, power and authority and Buyer has all limited liability company power and authority necessary to execute and enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of NextNav and limited liability company action on the part of Buyer, and each of their respective directors, stockholders, members or managers, as applicable, necessary for the (i) authorization execution, delivery and performance of the Transaction Documents and the (ii) authorization, sale, issuance and delivery of the NextNav Shares issuable pursuant to this Agreement and the performance of NextNav’s and Buyer’s obligations hereunder and thereunder has been taken (other than any approval of stockholders of NextNav in accordance with Section 1.H. hereof). This Agreement and the other Transaction Documents have been duly executed and delivered by NextNav and Buyer and constitute legal, valid and binding obligations of NextNav and Buyer, enforceable against NextNav and Buyer in accordance with their respective terms.

7

C.               No Conflict.  The execution, delivery and performance by NextNav and Buyer of the Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, will not (1) materially violate any provisions of the organizational and operational documents governing NextNav or Buyer, (2) result in the material breach of, or constitute a default under, or result in the creation of any material lien, charge, or encumbrance under the provisions of any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which NextNav or Buyer is a party or to which any of the material properties or assets of NextNav or Buyer is subject; (3) materially violate any laws, regulations, orders or judgments applicable to NextNav or Buyer; or (4) result in a material violation of applicable rules and regulations of the Principal Market.

D.               Qualifications.  Buyer is legally qualified to (a) receive and hold the Licenses to be acquired hereby, subject to FCC grant of a waiver of the Section 90.353 Waiver, as this term is defined in Section 8.C.1 below, (b) receive any authorization or approval from any governmental authority necessary for it to acquire the Licenses, and (c) to use any of the spectrum under the Licenses.

E.               No Third-Party Consents.  Except for the Required Consents and any approval of stockholders of NextNav in accordance with Section 1.H. hereof, no consent, approval, order or authorization of, or registration, declaration or filing with any third party is required to be obtained or made by or with respect to NextNav or Buyer in connection with the execution and delivery of the Transaction Documents or the performance of NextNav’s or Buyer’s obligations hereunder or thereunder, including the authorization, issue and sale of the NextNav Shares.

F.               Resources.  Buyer and NextNav collectively have as of date hereof, and will have at Closing and (if the Additional Payment becomes due) at the Additional Payment due date, a combination of sufficient cash (or other sources of immediately available funds) and sufficient authorized but unissued NextNav Shares to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and the Additional Payment (if applicable).

G.               Shareholder Approval.  Except as set forth in Section 1.H. hereof, the NextNav Shares issued to Telesaurus hereunder do not require any NextNav shareholder approval prior to such issuance.

H.               SEC Filings.  All of the reports, statements, schedules, forms and other documents filed or required to be filed by NextNav with the SEC (such reports, statements, schedules, forms and other documents filed by NextNav, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “NextNav Public Reports”), in respect of reporting periods commencing in the prior two years have been timely filed.  As of their respective filing dates, such NextNav Public Reports filed in the prior two years complied in all material respects with applicable law, including the Securities Act and the Exchange Act, and none of such NextNav Public Reports as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  This representation is being made as of the date hereof, but shall also be made on and as of each date on which NextNav issues NextNav Shares in payment of the Interim Closing Payment, the Closing Payment and the Additional Payment.

8

5. -  MATTERS RELATING TO NEXTNAV SHARES.

A.               Accredited Investor; Purchase for Own Account.  Telesaurus represents that Telesaurus is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.  Subject to Section 6 herein or except as set forth on Schedule 5A, Telesaurus represents that it is acquiring the NextNav Shares purchased hereunder or acquired pursuant hereto for its own account, not as a nominee or agent, with the present intention of holding such securities for purposes of investment, and not with the view to, or for resale in connection with, any distribution thereof, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Subject to Section 6 herein or except as set forth on Schedule 5.A, Telesaurus represents that Telesaurus does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the NextNav Shares.

B.               Investment Experience; Disclosure of Information.  Telesaurus represents that Telesaurus is experienced in evaluating and investing in private placement transactions of securities of companies such as NextNav, and has either individually or through its authorized persons such knowledge and experience in financial and business matters that Telesaurus is capable of evaluating the merits and risks of Telesaurus’s prospective investment in NextNav, and has the ability to bear the economic risks of the investment and can afford the complete loss of such investment.  Telesaurus has received or has access to copies of the NextNav Public Reports, and Telesaurus represents that it believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the NextNav Shares.  Telesaurus further represents that it has had an opportunity to discuss NextNav’s business, management, financial affairs and the terms and conditions of the offering of the NextNav Shares with NextNav’s management and has received from NextNav all information concerning NextNav and its business requested by Telesaurus.

C.               Restricted Securities.  Telesaurus acknowledges that the NextNav Shares must be held indefinitely until registered under the Securities Act (including under the Registration Rights Agreement) or an exemption from such registration is available.  Subject to Section 6 herein, Telesaurus agrees not to make any disposition of all or any portion of the NextNav Shares unless: (1) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (2) (i) Telesaurus shall have notified NextNav of the proposed disposition and shall have furnished NextNav with such representations relating thereto requested by NextNav (including of the transferee) and that are reasonable and customary, and (ii) NextNav shall have received an opinion of counsel, reasonably satisfactory to NextNav, that such disposition is exempt from registration of the NextNav Shares under the Securities Act.  Notwithstanding any other provision of this Agreement or the Registration Rights Agreement, it is agreed that NextNav will not require opinions of Telesaurus’s or its transferee’s counsel for (i) any ordinary and customary transactions made pursuant to Rule 144 or (ii) any transfer of NextNav Shares to a Permitted Transferee (as defined in the Registration Rights Agreement) who agrees to be bound by the same limitations relating to such NextNav Shares to which Telesaurus is subject as set forth under this Agreement.

D.               Disqualification.  Telesaurus represents that to its knowledge, neither it, nor any person or entity with whom Telesaurus shares beneficial ownership of Company securities, has committed any “bad actor” disqualifying event described in the Securities Act.

E.               Advisors.  Telesaurus represents that it has reviewed with its own advisors the consequences of receiving the NextNav Shares.

9

F.               Buyer and NextNav Representations regarding NextNav Shares.  Buyer and NextNav represent each of the following:

1.               The authorized, issued and outstanding NextNav Shares conform in all material respects to the descriptions there set forth in the NextNav Public Reports.

2.               The NextNav Shares shall upon issuance thereof be validly issued, fully paid and non-assessable, and shall be issued in compliance with all applicable federal and state securities laws.  NextNav shall take all reasonably necessary action on its part such that the issuance of NextNav Shares to Telesaurus pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Section 4(a)(2) under the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

3.               Neither NextNav nor any of its affiliates, nor any person acting on NextNav’s behalf, has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would eliminate the availability of the exemptions from registration under Section 4(a)(2) or Regulation D under the Securities Act in connection with the offer and sale by NextNav of the NextNav Shares to Telesaurus as contemplated by the Transaction Documents.

4.               NextNav has reserved NextNav Shares for issuance in accordance with this Agreement, based upon the number of NextNav Shares currently expected to be issued, and NextNav will cause additional NextNav Shares to be reserved from time to time to ensure that a sufficient number of NextNav Shares are available for issuance in accordance with this Agreement.

5.               With respect to the issuance of NextNav Shares pursuant to the terms of the Transaction Documents, NextNav shall comply with all applicable rules, regulations and notification requirements of the Principal Market to which NextNav is then subject at the time of any issuance of the NextNav Shares.

G.               Legend.  Telesaurus acknowledges that NextNav will cause to be placed on the NextNav Shares (in addition to any other legend required by applicable law) a legend substantially similar to those set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

H.               No Hedging.  Telesaurus agrees that neither it nor any person or entity acting on its behalf will purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engage in any transactions that speculate on, hedge or offset any increase or decrease in the market value of NextNav Shares, including without limitation trading in options, warrants, puts or calls of any type or selling “short” of any NextNav Shares.

10

6. -  PERMITTED TRANSFERS.  Each of Telesaurus, NextNav and Buyer acknowledge that assets of Telesaurus, or the receivership relating to Telesaurus being administered by the Receiver, may need to be distributed in accordance with agreements or court orders to which Seller or such receivership is subject, including the transfer or distribution of NextNav Shares received by Telesaurus pursuant to the terms of this Agreement.  Seller and/or the Receiver as applicable hereby agree to provide to Buyer and NextNav a written description, including the circumstances, timing and recipients thereof, in advance, of any proposed distribution or transfer, other than information which cannot be provided to Buyer and NextNav without violation of any agreements or court orders to which Seller or such receivership is subject.  The Parties agree that the NextNav Shares shall be issued by NextNav to Telesaurus pursuant to the terms of the Transaction Documents, and, notwithstanding any other provision in the Transaction Documents, Telesaurus may transfer or distribute such NextNav Shares to a Permitted Transferee (as defined in the Registration Rights Agreement) (i) who agrees to be bound by the same limitations relating to such NextNav Shares to which Telesaurus is subject as set forth under this Agreement, and (ii) in a transaction which does not result in the initial issuance by NextNav to Telesaurus pursuant to the terms of the Transaction Documents ceasing to constitute a transaction exempt from registration under the Securities Act in compliance with Section 4(a)(2) under the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

7. -  THE CLOSING.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via transmission by electronic transmission or facsimile of signed Closing documents on a date (the “Closing Date”) within thirty (30) days following the grant by Final Order of the Assignment Application (or such other period as the Parties may agree) after (i) satisfaction or waiver, if permissible, of all of the conditions to Closing as set forth in Section 8 other than those conditions to be satisfied on the Closing Date, and (ii) in the event of a bankruptcy proceeding of Seller, following entry of the Bankruptcy Court Order.  At the Closing, the Parties shall deliver the documents described in Sections 8.A.2 and 8.B.2.

8. -  CONDITIONS TO OBLIGATIONS OF PARTIES TO CLOSE.

A.               Conditions to Obligation of Seller to Close.  The obligations of Seller to sell the Licenses and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Seller by a written waiver delivered to Buyer and NextNav:

1.               Accurate Representations; Performance.  All representations and warranties of Buyer and NextNav contained in this Agreement (considered without regard to materiality qualifiers contained in such representations and warranties) shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Buyer and NextNav shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date.

2.               Deliveries.  Buyer and NextNav shall have delivered to Seller (i) the Purchase Price, (ii) a certificate dated as of the Closing certifying to the fulfillment of the conditions set forth in Section 8.A substantially in the form of Exhibit 8.A.2(i) attached hereto, and (iii) a Cross-Receipt substantially in the form of Exhibit 8.A.2(ii) (“Cross-Receipt”), and all certificates and other documents reasonably requested by Seller in a form and substance reasonably acceptable to Seller, each such delivery executed by a duly authorized officer or officers of Buyer.

3.               No MAC.  No material adverse change shall have occurred with respect to Buyer or NextNav which has rendered Buyer or NextNav unable to comply with its material obligations under this Agreement.

11

B.               Conditions to Obligation of Buyer to Close.  The obligations of Buyer and NextNav to buy the Licenses and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Buyer and NextNav by a written waiver delivered to Seller:

1.               Accurate Representations; Performance.  All representations and warranties of Seller contained in this Agreement (considered without regard to materiality qualifiers contained in such representations and warranties) shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date.

2.               Deliveries.  Seller shall have delivered to Buyer and NextNav (i) an Instrument of Assignment of Licenses dated as of the Closing substantially in the form of Exhibit 8.B.2(i) attached hereto, (ii) a certificate dated as of the Closing certifying to the fulfillment of the conditions set forth in Section 8.B substantially in the form of Exhibit 8.B.2(ii) attached hereto, and (iii) the Cross-Receipt and all certificates and other documents reasonably requested by Buyer and NextNav in a form and substance reasonably acceptable to Buyer, each such delivery duly executed by Seller.

3.               No MAC.  No material adverse change shall have occurred with respect to the Licenses, including without limitation that one or more Licenses have become subject to any Liens, except for a material adverse change requested or approved by Buyer and NextNav resulting from the Flexibility Request.

C.                 Conditions to Obligation of the Parties to Close.  The obligations of Seller to sell and Buyer and NextNav to buy the Licenses and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Buyer and NextNav by a written waiver delivered to Seller (other than approval by the FCC of the assignment of spectrum which may not be waived by either Party):

1.               FCC Approvals.

(1)	The FCC shall have granted to Buyer a waiver of 47 C.F.R. Section 90.353(d) permitting Buyer to hold the Licenses while concurrently holding its 226 other M-LMS licenses (the “Section 90.353 Waiver”).

(2)	The FCC shall have approved the Assignment Application with respect to all of the Licenses, in each case by an order which allows for full use of the Licenses as permitted by current law, rule and regulation, does not contain any material adverse conditions or limitations on the Licenses, shall remain in full force and effect, and such approvals shall not have been repealed, amended, vacated, reversed, modified or rescinded.

For purposes of this Agreement, “Final Order” means that forty (40) days shall have elapsed from the date of public notice of the FCC consent and (1) no request for stay has been filed, and no action with respect thereto is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, (2) no reconsideration on the FCC’s own motion is pending or in effect and the time for such reconsideration has passed and (3) no appeal or petition for review to a court, or request for stay by a court, of the FCC’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, such deadline has passed.  Notwithstanding anything herein to the contrary, Buyer and NextNav shall have, in its sole discretion, a right to waive any “Final Order” requirement, after issuance of a sufficient FCC order or other form of approval to allow the parties to proceed with the Closing.

12

2.               Alameda Court Approval.  The Alameda Court shall have approved the terms and conditions of the sale contemplated by this Agreement, including this Agreement and any other agreements pertaining thereto, by an order satisfactory in form and substance to Buyer and NextNav which does not contain any conditions which are material to the Buyer or the Seller, modifications of the Licenses, or limitations or requirements to be performed by the Buyer (the “Alameda Court Approval”), and such approval shall remain in full force and effect, and shall not have been appealed, amended, vacated, reversed, modified or rescinded.  Although it shall not be a condition precedent to Closing that any and all appeals or rights to appeal from the Alameda Court Approval are exhausted, terminated or otherwise decided in a manner reasonably satisfactory to Buyer (“Finality of Alameda Court Approval”), Buyer and NextNav will have the right by written notice to Seller to delay Closing until the Finality of Alameda Court Approval in the event Buyer reasonably expects a challenge to the Alameda Court Approval which would be reasonably likely to result in a material condition on or modification of the Alameda Court Approval, or requirement to be performed by Buyer or NextNav.  It shall not be a condition to the Parties’ obligation to proceed with the Closing that the Alameda Court Proposed Order include language making the proposed sale free and clear of Liens, as the obligation of the Parties to pursue the Alameda Court Proposed Order is only on an “all reasonable efforts” basis.

3.               Alameda Court Proposed Order.  The Alameda Court Proposed Order or a substantially similar court order empowering Seller to enter into this Agreement, shall remain in full force and effect, and shall not have been appealed, amended, vacated, reversed, modified or rescinded.

4.               No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding shall be threatened or pending before any court, the FCC, any state agencies or any other tribunal, governmental authority or regulatory agency (i) that could reasonably be expected to have a material adverse effect on the Licenses or (ii) in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no injunction or final judgment resulting from any such suit, action or other proceeding shall be in effect.

5.               Bankruptcy Court Approval.  If any petition for bankruptcy has been filed by or against Seller, the Bankruptcy Court Order will be obtained in a form reasonably acceptable to Buyer and NextNav and the Bankruptcy Conditions will have been met.

13

9. -  SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY.

A.               Survival.  The representations and warranties contained in this Agreement shall survive the Closing Date, and shall remain operative and in full force and effect until the last day of the twelfth (12th) calendar month following the Closing Date (with respect to representations and warranties generally) and until the last day of the twelfth (12th) calendar month following the date of payments made subsequent to the Closing Date (with respect to representations and warranties relating to the actions or licenses for which such payments were made subsequent to the Closing Date).  The covenants and agreements contained in this Agreement shall, to the extent they relate to matters after the Closing Date, shall survive the Closing Date until fully performed in accordance with their terms.  Any claim by a Party seeking indemnification based upon breach of any representation, warranty, covenant or agreement made pursuant to this Section 9 must be submitted to the other Party prior to or at the expiration of the applicable survival period, along with a reasonably detailed written explanation of the specifics of such breach.  In the case of any claim submitted within such time period, the right of the Party seeking indemnification with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period and may, at the election of a Party, be offset against a payment otherwise payable by such Party hereunder at any time.

B.               Indemnification of Seller.  Buyer and NextNav shall indemnify and hold harmless Seller and its affiliates, officers, directors, equityholders, shareholders, successors and permitted assigns (such parties, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) from any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages, fines, taxes, penalties, reasonable costs and expenses (“Damages”) incurred or suffered by any Seller Indemnified Party arising out of, resulting from, or relating to (i) any breach by Buyer or NextNav of a representation, warranty or covenant made in this Agreement or in any agreement or certificate delivered by Buyer or NextNav pursuant to this Agreement; or (ii) arising out of events relating to the ownership of the Licenses by Buyer or the conduct of the business or operations of Buyer, NextNav, or any affiliate thereof occurring after the Closing Date which relate to the Licenses or the transactions contemplated by this Agreement.

C.               Indemnification of Buyer.  Seller shall indemnify and hold harmless Buyer and NextNav and their affiliates and their respective officers, directors, equityholders, shareholders, successors and permitted assigns (such parties, “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”) from any and all Damages incurred or suffered by any Buyer Indemnified Party arising out of, resulting from, or relating to (i) any breach by Seller of a representation, warranty or covenant made in this Agreement or in any agreement or certificate delivered by Seller pursuant to this Agreement; or (ii) arising out of events relating to the ownership of the Licenses by Seller or the conduct of Seller’s business or operations occurring on or before the Closing Date which relate to the Licenses or the transactions contemplated by this Agreement.

D.               Limitations on Liability.

1.               Limit on Damages to Purchase Price.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be liable to any other Party for Damages (including as a result of its indemnification obligations under this Agreement) in excess of the Purchase Price hereunder.

2.               No Consequential Damages.  NEITHER SELLER NOR BUYER, NOR THEIR RESPECTIVE MEMBERS, AFFILIATED COMPANIES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, SHALL BE LIABLE TO BUYER OR SELLER RESPECTIVELY FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS, CLAIMS OF CUSTOMERS, LOSS OF GOODWILL OR LOSS OF PROFITS OR MARGINS, ARISING IN ANY MANNER FROM THIS AGREEMENT OR SELLER’S OR BUYER’S PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

14

3.               No Assumption of Liabilities.  NEITHER PARTY SHALL ASSUME OR BE RESPONSIBLE FOR ANY OBLIGATIONS OR LIABILITIES OF THE OTHER, ITS RESPECTIVE MEMBERS, AFFILIATED COMPANIES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.               Exclusive Remedy.  EXCEPT WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT OR CLAIMS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, AFTER THE CLOSING THE INDEMNIFICATION RIGHTS CONTAINED IN THIS SECTION 9 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES (AND SHALL SUPERSEDE AND DISPLACE ALL OTHER RIGHTS THAT EITHER PARTY MAY HAVE UNDER LAW) WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS MADE BY THE PARTIES HEREUNDER.

5.               Receivership.  BUYER AND SELLER EACH ACKNOWLEDGES AND AGREES THAT RECEIVER IS EXECUTING THIS AGREEMENT AS SELLER NOT IN HER INDIVIDUAL CAPACITY BUT SOLELY IN HER CAPACITY AS RECEIVER UNDER THE RECEIVERSHIP ORDER AND UNDER NO CIRCUMSTANCES SHALL RECEIVER HAVE ANY PERSONAL LIABILITY EITHER AS RECEIVER OR ON BEHALF OF SELLER UNDER THIS AGREEMENT OR UNDER ANY OF THE AGREEMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.  NOTWITHSTANDING ANY TERM OF THIS AGREEMENT TO THE CONTRARY, BUYER AND SELLER EACH ACKNOWLEDGES AND AGREES THAT THE RECEIVER’S OBLIGATIONS UNDER THIS AGREEMENT AND ANY OBLIGATIONS OR LIABILITIES OF THE RECEIVER, THE RECEIVERSHIP ESTATE OR SELLER HEREUNDER ARE CONDITIONED UPON RECEIVER’S RETENTION OF POWER AS RECEIVER TO LIQUIDATE THE ASSETS OF SELLER.  IN ADDITION, IT SHALL BE A CONDITION OF THE RECEIVER’S OBLIGATIONS UNDER THIS AGREEMENT THAT THE RECEIVERSHIP CASE HAS NOT BEEN TERMINATED OR MODIFIED OR SUPERSEDED BY A SUBSEQUENT ORDER IN A MANNER THAT MATERIALLY CHANGES THE RECEIVER’S POWERS UNDER THE CURRENT RECEIVERSHIP ORDER TO LIQUIDATE THE ASSETS OF SELLER.

10. -  FLEXIBILITY REQUEST AND ADDITIONAL PAYMENT CONDITION.

A.               Flexibility Request.  The Parties agree to work together in good faith to prepare certain additional requests to the FCC for flexibility in the use of M-LMS spectrum, including without limitation the M-LMS spectrum covered by the Licenses (collectively, the “Flexibility Request”), such preparation to commence as soon as practicable following the Execution Date with the Flexibility Request to be submitted as soon as practicable following the issuance of the Alameda Court Approval (but not prior to the filing of the Assignment Application).  For clarity, the Flexibility Request may take the form or forms of a waiver request (for the avoidance of doubt, excluding the Section 90.353 Waiver which is being filed with the Assignment Application), petition for rulemaking, or whatever other forms that the Parties agree is most reasonable under the circumstances.  The Parties shall use their respective best efforts and work together in good faith to prosecute the Flexibility Request through to a mutually agreeable order or other FCC decision.  The Parties acknowledge that Buyer will lead the effort with respect to the Flexibility Request, including making all final decisions with regard to the Flexibility Request and its prosecution (including communications with the FCC staff) through to a mutually agreeable order or other FCC decision. The Parties will use their respective best efforts and work together in good faith to file a single Flexibility Request that covers the Licenses as well as Buyer’s own licenses.  Seller will use its best efforts and work in good faith to be ready to file the Flexibility Request within fifteen (15) business days after a draft of the filing is provided by Buyer to Seller, including providing any comments or input and having discussions regarding the same.  After approval of the Assignment Application, Seller shall not communicate with the FCC staff about the Flexibility Request absent Buyer’s written approval; provided, however, that Buyer shall keep Seller informed on an ongoing and timely basis regarding Buyer’s efforts and FCC responses related to the Flexibility Request.

B.               Additional Payment Condition.  The condition to be met for Seller to be entitled to the Additional Payment is referred to herein as the “Additional Payment Condition.”

15

11. -  SKYBRIDGE SPECTRUM.

A.               Skybridge Petition and Grant.  The Parties agree to work together to advocate for grant of the Skybridge Petition or any regulatory action that would accomplish substantially the same result, either as part of the efforts to successfully prosecute the Flexibility Request, in addition thereto or separately therefrom.  In the event of any grant of the Petition or any similar form of relief, the Parties agree to file and prosecute applications with the FCC to assign the Skybridge Spectrum to Buyer. Approval of such applications and assignment of the Skybridge Spectrum to Buyer shall not result in any additional compensation to be paid to Seller, the Parties agreeing that the Purchase Price adequately covers the value of any such assigned Skybridge Spectrum.

B.               Communications with FCC regarding Skybridge Petition.  Seller will coordinate with Buyer regarding communications with the FCC regarding the Skybridge Petition as well as any other communications regarding the Skybridge Licenses preceding the approval of the Assignment Application. At any time prior to Closing, Skybridge shall withdraw the Petition if reasonably requested by Buyer in furtherance of the receipt of the FCC Approvals or Buyer’s prosecution of the Flexibility Request.  Following the Closing, Seller shall continue to prosecute the matters requested in the Skybridge Petition for at least forty-eight (48) months and Seller shall continue to keep Buyer informed on an ongoing and timely basis regarding Seller’s efforts and FCC responses related to the Skybridge Petition.

12. -  TERMINATION.

A.               Reasons for Termination.  In addition to the termination provisions contained in Section 2.D, this Agreement may be terminated prior to Closing as follows:

1.               Mutual Consent.  By mutual written consent of the Parties.

2.               Alameda Court Action or Inaction.  At the option of a Party upon written notice to the other if approval by the Alameda Court Approval has not been obtained within six (6) months after the Execution Date, or such later date(s) as may be agreed in writing by the Parties (or if Closing has been deferred by either Party pending Finality of Alameda Court Approval, Finality of Alameda Court Approval has not occurred within eight (8) months after the Execution Date) or such later date(s) as may be agreed in writing by the Parties, provided that the terminating Party is not then and has not been in material breach of the Agreement.  The Parties agree to negotiate in good faith one or more extensions of the date set forth in this paragraph in the event circumstances arise that are beyond their control (and which are not breaches of this Agreement) that could result in the Closing not occurring by such date.

3.               Breach.  At the option of a Party upon written notice to the other if the other Party is in breach of any material terms or covenants contained in the Agreement or representations or warranties made by the other Party shall prove to have been incorrect in any material respect when made or at the time of the grant of the Assignment Application and Renewal Applications or any other time amounts are payable by Buyer hereunder; provided, however, that the Party claiming such breach (1) is not itself in breach of any of its representations, warranties and covenants contained herein, (2) promptly gives the Party allegedly in breach a written notice (“Termination Notice”) of its intention to terminate this Agreement, (3) specifies in such Termination Notice the representations, warranties or covenants of which the breaching Party is allegedly in breach, and (4) provides the breaching Party thirty (30) days within which to cure such alleged breach to the non-breaching Party’s reasonable satisfaction.  Neither Party may terminate this Agreement pursuant to this Section 12.A.3 if such Party is in default hereunder, or if a delay in any action by the FCC with respect to the Assignment Application or Renewal Applications has been caused or materially contributed to by such Party’s action or inaction with respect to such Assignment Application or Renewal Applications.

16

B.               Remedies Following Termination.

1.               Customary Remedies.  In the event of a termination of this Agreement under this Section 12, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their members, partners, directors, trustees, beneficiaries or officers in respect of this Agreement, except that, subject to the limitation in Section 12.A.3, the non-breaching Party shall have any and all rights and remedies available to it at law or in equity in the event of any breach or default under this Agreement against the breaching Party.

2.               Specific Performance Remedy.  The Parties acknowledge and agree that the Licenses are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller or Buyer in the performance of its obligations under this Agreement to effect the sale or purchase of the Licenses.  Accordingly, the Parties agree that in the event of any such breach by Seller or Buyer of its obligations to effect the sale or purchase of the Licenses, the non-breaching Party shall, subject to necessary FCC consents, be entitled to a decree of specific performance pursuant to which Seller or Buyer is ordered to affirmatively carry out its obligations under this Agreement.  The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party.

13. -  BROKERS.  Each of Seller and Buyer represents to the other that it has not entered into and will not enter into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of the other to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

14. -  MISCELLANEOUS.

A.               Governing Law; Venue.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without giving effect to principles of conflicts of law which would cause application of the laws of any other jurisdiction.  All actions and proceedings directly or indirectly arising out of, under, or relating to this Agreement shall be heard and determined exclusively in the Alameda Court or, if applicable, the Bankruptcy Court.  However, if that court does not have subject matter jurisdiction or for any reason declines to take jurisdiction of any such action or proceeding, such action or proceeding shall be heard and determined exclusively in the federal or state courts in the Northern District of California.  Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter thereof or hereof may not be enforced in or by such court.

B.               Assignment.  Neither Party shall assign or transfer, directly or indirectly, in whole or in part, its rights or obligations under this Agreement to any entity without the prior written consent of the other Party, which may be withheld in such other Party’s sole discretion, except that (i) Buyer may upon written notice to Seller assign or transfer, directly or indirectly, in whole or in part, its rights to receive the Licenses to any corporation or other entity owned, controlled by, or under common control with NextNav, and the assignee may (without prejudice to Buyer’s obligations hereunder) assume Buyer’s obligation to pay the Purchase Price or, to any third party designated by Buyer, following transfer of the Licenses to Buyer; provided, however, that no such assignment shall relieve the Buyer of any of its obligations hereunder, and (ii) following receipt of the Alameda Court Approval the Receiver may  transfer control of Seller to a judgment creditor of the Receivership if so instructed by the Alameda Court; provided, however, that such instruction from the Alameda Court shall not relieve Seller of any of its obligations hereunder following such transfer of control, and provided further that Seller will furnish to Buyer promptly after such transfer of control notification of the same and a copy of any documents relevant to the manner in which the transferee controls the Seller, along with a written agreement of the transferee with Buyer that the transferee it will cause the Seller to comply with all of the provisions contained herein as applicable to the Seller.

17

C.               Notices.  Unless otherwise provided herein, any notice, waiver, request, agreement, amendment, modification, supplement, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, or by facsimile or email or other electronic transmission (with transmission confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested to the address or facsimile number set forth on the signature page, or to such other place and with such other copies as either Party may designate to itself by written notice to the others.  All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed (or if receipt is confirmed after normal business hours, as of the next business day) if sent by facsimile; the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery; and the next day, if sent by e-mail.

D.               Expenses.  Except as set forth in this Agreement, each Party will be responsible for its own respective fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, regardless of whether the Closing occurs hereunder.  Each Party will not seek any recourse against the other Party for any such fees, costs, expenses or other losses; provided, however, each Party shall be entitled to seek any and all remedies available against the other Party, including any and all reasonable fees, costs and expenses incurred in connection with this Agreement and enforcement hereof, if the other Party is breaching Party pursuant to Section 12.A.3.

E.               Headings.  Section headings are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

F.               Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

G.               Counterparts; Construction.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  The Parties intend to sign and deliver this Agreement by electronic or facsimile transmission.  Each Party agrees that the delivery of this Agreement by electronic or facsimile transmission shall have the same force and effect as delivery of original signatures and that each Party may use such signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original could be used.  This Agreement has been fully reviewed and negotiated by the Parties, and, accordingly, in interpreting this Agreement, no weight shall be placed upon which Party drafted or controlled the drafting of the provision being interpreted.

H.               Third-Party Beneficiary.  The provisions of this Agreement are for the benefit of the Parties.  No other persons or entities are intended as beneficiaries and none shall have any right to enforce or benefit from the provisions of this Agreement.

I.               Further Assurances.  From and after the Closing Date, Seller shall at any time and from time to time, upon Buyer’s reasonable request and at no cost to Buyer, prepare, execute and deliver such instruments of conveyance and assignment and shall take such action as Buyer may reasonably request to more effectively transfer to and vest in Buyer, or its successors and assigns, and to put Buyer in possession of the Licenses.  Except as otherwise may be provided in this Agreement, each Party will cooperate with the other and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

18

J.               Disclosures.  The Parties acknowledge that Buyer as a publicly reporting company will likely be required, and shall have the right, to issue a press release disclosing the transactions contemplated by this Agreement, and to make such further disclosures and filing that may be required in Buyer’s reasonable determination by rules of the Securities and Exchange Commission, NASDAQ listing standards, any applicable federal or other securities laws or any other applicable rules, regulations or laws.  Both Seller and Purchaser shall be allowed to disclose the existence of this Agreement (but not the substantive terms thereof) to FCC staff members.  Seller may disclose this Agreement to the Alameda Court, and if applicable, the Bankruptcy Court; to parties in the underlying lawsuit in the Alameda Court; and to counsel and experts involved in the same.  To the extent that Seller wishes to make such disclosure prior to the disclosures by Buyer referred to above in this paragraph, Seller shall take reasonable steps to ensure that this Agreement and the transactions contemplated by this Agreement will be under seal or binding written agreement to be kept confidential.

K.               Entire Agreement; Amendment; Waiver.  The term “Agreement” means this Agreement and any exhibits or attachments hereto as of the Execution Date or as the same may be amended, modified or supplemented from time to time.  This Agreement, together with the Registration Rights Agreement, sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersedes any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby.  This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties hereto.  No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought.  The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances.  No failure to exercise, and no delay in exercising, by either Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

[SIGNATURE PAGE FOLLOWS]

19

IN WITNESS WHEREOF, the Parties to this Asset Purchase Agreement have duly executed it on the Execution Date.

SELLER: TELESAURUS HOLDINGS GB LLC /s/ Susan L. Uecker By: Susan L. Uecker, solely in her capacity as Receiver in the Receivership Case, pending in the Alameda Court	BUYER: PROGENY LMS, LLC /s/ Mariam Sorond By: Mariam Sorond Its: Chief Executive Officer
SKYBRIDGE SPECTRUM FOUNDATION /s/ Susan L. Uecker By: Susan L. Uecker, solely in her capacity as Receiver in the Receivership Case, pending in the Alameda Court	NEXTNAV: NEXTNAV, INC. /s/ Mariam Sorond By: Mariam Sorond Its: Chief Executive Officer

20

EXHIBIT A

Licenses

21

EXHIBIT B

Skybridge Spectrum

22